EXHIBIT 4.25

AGENCY AND INTERLENDER AGREEMENT

THIS AGENCY AND INTERLENDER AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) dated as of [●].

AMONG:

[●]. having an address [●]

(the “Agent”)

AND:

Quantum Biopharma Ltd., having its domicile at 55 University Avenue, Suite 1003, Toronto, Ontario, M5J 2H7

(the “Company”)

AND:

THE HOLDERS LISTED ON SCHEDULE “A” ATTACHED HERETO

WHEREAS:

A. Pursuant to the Subscription Agreements (as defined below) and subject to the terms and conditions thereof, the Holders (as defined below) have agreed to subscribe for the Debentures (as defined below); and

B. The Holders wish to appoint the Agent to act on their behalf as to certain matters relating to the Debentures and to set out their rights and obligations with respect to one another, each as provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises set out herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. INTERPRETATION

1.1 Defined Terms

In this Agreement, capitalized terms used but not otherwise defined herein have the meanings given to such terms in the applicable Debenture Certificates (a copy of which the Agent acknowledges receipt of), and the following terms will have the following meanings:

(a)	“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the Province of Ontario are authorized or required by law or other government action to close;

(b)	“Debenture Certificates” means the certificates representing, and setting out the terms of, the Debentures;

(c)	“Debentures” means, collectively, the secured convertible debentures issued by the Company to each of the Holders in connection with the Offering, having the terms set out in the Debenture Certificates and dated on or about [●];

(d)	“Enforcement Notice” means written notice given by the Majority Holders to the Agent stating that an Event of Default as defined in the applicable Debenture Certificates (the “Event of Default”) has occurred and setting forth details of the Event of Default and instructions to the Agent to exercise all or any such rights, powers and remedies as are available to the Holders and the Agent under the Subscription Documents and this Agreement;

(e)	“Enforcement Rights” means any and all demand, remedial and enforcement rights against the Company granted to or in favour of the Holders and the Agent under the Subscription Documents or which they may otherwise be entitled to by way of statute, equity or other means from time to time;

(f)	“Holders” means, collectively, the holders of Debentures listed at Schedule A hereto, and each other holder of Debentures from time to time who has signed a Joinder Agreement;

(g)	“Joinder Agreement” means an agreement in form and substance satisfactory to the Agent and the Company, acting reasonably, pursuant to which the assignee or transferee of a Holder, a new Holder or the assignee of the Agent becomes a party to this Agreement;

(h)	“Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature, or any other arrangement or condition that in substance secures payment or performance of an obligation;

(i)	“Majority Holders” means, at any time, the Holders holding a majority in value of the Obligations;

(j)	“Obligations” means all monies now or at any time hereafter owing or payable by the Company to the Holders and all obligations (whether now existing, presently arising or created in the future) of the Company in favour of the Holders pursuant to the Debentures;

(k)	“Offering” means the offering of Debentures of the Company pursuant to the Subscription Agreements to raise gross proceeds of up to $5,000,000;

(l)	“Principal Amount” means, with respect to each Holder, the amount designated as the Principal Amount on the Debenture Certificates to which it is party and “Principal Amounts” means the aggregate of all principal amounts;

(m)	“Person” is to be construed broadly and includes an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a governmental body or any agency or political subdivision thereof;

(n)	“Rateable Benefit Percentage” means, with respect to each Holder, the percentage calculated as (x) its Principal Amount (less the aggregate of any amounts repaid by the Company to such Holder) divided by (y) Principal Amounts (less the aggregate of all amounts repaid by the Company to all of the Holders) of all Holders;

(o)	“Subscription Agreement” means, with respect to each Holder, the subscription agreement to which the Company and such Holder are parties and pursuant to which such Holder agreed to purchase its Debentures; and

(p)	“Subscription Documents” means, collectively, the Subscription Agreements, the Debenture Certificates and all other security and agreements to be entered into pursuant to, or granted under, the Subscription Agreements and the Debenture Certificates, as each may be amended, extended, renewed, replaced, restated and in effect from time to time.

1.2 Certain Meanings

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. APPOINTMENT

2.1 Appointment and Acceptance of Appointment

Each Holder hereby appoints and designates the Agent as agent hereunder and under the Debentures issued to such Holder to carry out the responsibilities and exercise the powers and rights constituting its Enforcement Rights and the powers and rights set out in this Agreement. The security interest granted in favour of the Agent shall be held and registered in all public offices as may be necessary or desirable to perfect the security interest granted therein in the name of the Agent for itself and on behalf of the Holders. The Agent hereby accepts such appointment on the terms and conditions set forth herein.

2.2 Authorizations

Each Holder hereby authorizes the Agent to:

(a)	carry out the responsibilities and exercise the powers and rights vested in the Agent in this Agreement and under the terms of the Debentures;

(b)	exercise all of the Holder’s respective Enforcement Rights; and

(c)	exercise such other rights and powers as are reasonably incidental to the foregoing rights and powers, or as are customarily and typically exercised by agents performing duties similar to the duties of the Agent hereunder and under the terms of the Debentures.

The duties of the Agent shall be deemed administrative in nature, and the Agent shall not have, by reason of this Agreement, or any of the Subscription Documents, a fiduciary relationship with any Holder. The Agent shall exercise that degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

2.3 Agent’s Individual Capacity

The Agent shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not an Agent and the term “Holder” or “Holders” shall, unless otherwise expressly indicated, or unless the context otherwise requires, include the Agent in its capacity as a Holder. The Agent may generally engage in any kind of business with the Company, the Holders, or any of their respective affiliates as if the Agent were not an Agent hereunder and without any duty to account therefor to the Holders.

2.4 Agent’s Related Party Transactions

Each Holder acknowledges and agrees that:

(a)	the Agent and its present or former employees, directors, officers, managers, representatives or affiliates, and the immediate family members of any of the foregoing persons, are, or may become in the future, party to, or a beneficiary of, a contract with the Company, and have, or may have in the future, an interest in property used or held for use by the Company or take actions that may conflict with the interests of the Holders (collectively, the “Affiliate Activities”);

(b)	the Agent is not under any duty to disclose to any Holder or use on behalf of the Holders any information whatsoever about or derived from the Affiliate Activities, or to account for any revenue or profits obtained in connection with the Affiliate Activities, as a result of acting as the Agent or in any other capacity hereunder and under the Subscription Documents; and

(c)	the Agent is not required to restrict any of its activities as a result of acting as the Agent (or in any other capacity) hereunder and under the Subscription Documents, and it may undertake any activities without further consultation with, or notification to, any Holder.

3. LIMITATIONS ON DUTIES AND ACTIONS OF AGENT

The Agent shall have full authority to act on behalf of the Holders in all matters set out in Section 2. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Subscription Documents except that the Agent shall not be bound by any duties or responsibilities set forth in any Subscription Document entered into after the date hereof that are more burdensome to the Agent than those set forth herein or in the Subscription Documents as in effect on the date hereof. The Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, unless as a result of its own gross negligence or intentional misconduct.

4. AGENT’S USE OF PROFESSIONALS

The Agent may, at the expense of the Holders, employ one or more professionals to advise or assist it from time to time. The Agent shall be entitled to rely on the advice and statements of professionals so selected. The Agent may pay reasonable remuneration for all services performed for it in the discharge of its duties hereof.

5. INSTRUCTIONS FROM Holders; PERMITTED INACTION

Unless otherwise excused as provided herein, the Agent shall act on all written instructions received from the Majority Holders with respect to any action to be taken or not to be taken in connection with this Agreement or the Debentures including, without limitation, actions to be taken pursuant to the Enforcement Rights. If the Agent shall request instructions from the Majority Holders with respect to taking any particular action in connection with this Agreement or the Debentures, the Agent shall be entitled to refrain from taking such particular action unless and until it shall have received written instructions from the Majority Holders (in which event it shall be required to act in accordance with such written instructions unless otherwise excused as provided herein), and the Agent shall not incur any liability to any Person for so refraining. Without limiting the foregoing, the Holders shall not have any right of action whatsoever against the Agent as a result of the Agent taking or not taking any action hereunder or under the terms of the Debentures pursuant to or in accordance with the written instructions of the Majority Holders, except as may result from the Agent’s own gross negligence or intentional misconduct in connection with any action taken or not taken by it. In addition, without limiting the generality of the above provisions of this Section 5, the Agent shall not be required to act on any instructions purportedly given by the Majority Holders if it has any reason to question whether the Majority Holders have given such instructions, or if it believes that there is any question of interpretation as to the meaning of such instructions, until such time as it is satisfied that the Majority Holders have given such instructions or such question of interpretation has been resolved to the Agent’s satisfaction. Notwithstanding anything to the contrary contained in this Agreement or the Debenture Certificates, the Agent shall not be required to take any action that is, in the Agent’s opinion (which may be, but is not required to be, based on the advice of legal counsel), contrary to Applicable Laws or the terms of any of the Subscription Documents, or any action that would, in its reasonable opinion, subject the Agent, or any of its officers, employees, representatives, directors or affiliates, as applicable, to personal liability, or that would require the Agent to expend or risk the Agent’s own funds.

6. INSTRUCTIONS BY Holders

An approval, instruction or other expression of the Majority Holders may be obtained by instrument in writing without any meeting of the Holders. An approval, instruction or other expression by the Majority Holders shall be binding upon all Holders as against the Agent, and the Agent shall be bound to give effect thereto accordingly (unless explicitly excused pursuant to the provisions hereof). Nothing in this Section 6 shall require any meeting of the Holders to be held for any purpose, nor shall any Holder be required to attend any such meeting. The Holders have appointed the Agent to act on their behalf in accordance with this Agreement and the Debentures and the Holders agree that if the Company receives oral or written instructions from any Holder (including the Majority Holders) with respect to taking any particular action in connection with this Agreement or the Debentures, the Company shall, and the Company hereby agrees to, refrain from taking such particular action unless and until they have received written instructions from the Agent (in which case they shall be required to act in accordance with such written instructions unless otherwise excused as provided herein) and the Company shall not incur any liability to any Person for so refraining.

7. BANK ACCOUNT

Without restricting its other powers set out in this Agreement, the Agent may maintain a bank account (the “Agent’s Account”) and deposit into the Agent’s Account all payments it may receive in exercising any Enforcement Rights and to pay those amounts on a pro rata basis to the Holders based on their Rateable Benefit Percentage within five Business Days of those amounts being credited to the Agent’s Account.

8. NO RESPONSIBILITY OF AGENT FOR CERTAIN MATTERS

The Agent:

(a)	shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, representations, or warranties contained herein or in any of the other Subscription Documents except for those expressly made by the Agent herein;

(b)	makes no representation or warranty as to, and is not responsible in any way for:

(i)	the financial condition of the Company;

(ii)	the sufficiency of the security afforded by the Subscription Documents or whether registration in respect thereof has been properly effected or maintained;

(iii)	the validity, genuineness, correctness, perfection, or priority of any Lien other than in respect of itself, subject to the Agent’s representations herein, the validity, proper execution, enforceability, legality, or sufficiency of this Agreement or any Subscription Document; or

(iv)	the identity, authority or right of any Holder or the Company executing any document;

and the Agent shall have no liability or responsibility in respect of any such matters, or for the filing or renewal of any registration of any security interest under the Debentures. The Agent shall not be required to ascertain or inquire as to the performance by the Company of any of its covenants or obligations hereunder or under any of the other Subscription Documents.

9. RELIANCE ON EXPERTS AND WRITINGS

The Agent shall be entitled and fully authorized to rely and act, and shall be fully protected in relying and acting, upon any writing, instruction, resolution, notice, consent, certificate, affidavit, letter, facsimile, email or other document believed by it to be genuine and correct and to have been signed or sent by, or on behalf of, the proper Person or Persons, and upon advice and statements of professionals (including, without limitation, counsel to the Holders), independent accountants and other experts selected by the Agent, the Company or the Holders. The Agent shall not have any duty to verify or confirm the content of any writing, instruction, resolution, notice, consent, certificate, affidavit, letter, facsimile, email or other document.

10. Addition of Holders

The Agent shall have no obligation to arrange for additional subscribers to subscribe for Debentures, lend money to the Company or otherwise extend credit to the Company.

11. RESIGNATION AND REMOVAL OF AGENT

11.1 Resignation or Removal

The Agent may resign on 90 days’ prior written notice (or such shorter period as may be agreed to by the Majority Holders and the Agent) to the Holders, and may be removed for or without cause at any time by the Majority Holders. In the event of any resignation or removal of the Agent, the Majority Holders shall have the right to appoint a successor Agent, but, if the Majority Holders have not appointed a successor agent within 60 days after the retiring Agent’s giving of notice of resignation or its removal, the retiring Agent shall, at the expense of the Holders, on behalf of the Holders either appoint a successor agent or apply to the appropriate court to make such appointment. Upon the acceptance of any appointment as an agent hereunder by a successor, to be evidenced by the successor agent’s execution and delivery to the other parties hereto of a counterpart of this Agreement and a Joinder Agreement, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent, and the retiring Agent shall be discharged from any further duties and obligations as Agent, as appropriate, under this Agreement and the Subscription Documents.

11.2 Vesting

Upon the request of any successor agent, at the expense of the Company, the Holders, the Company and the predecessor Agent shall promptly execute and deliver such instruments, conveyances, and assurances reflecting terms consistent with the terms of this Agreement and the Debentures for the purpose of more fully and certainly vesting and confirming in such successor agent all rights, powers, duties, and obligations of the predecessor Agent hereunder and under the Debentures.

11.3 Successors

Any entity into which an Agent may be amalgamated, merged or with which it may be consolidated, or any entity resulting from any amalgamation, merger or consolidation to which an Agent shall be a party, shall be the successor of such Agent hereunder if legally bound hereby as such successor, without the necessity for execution or filing of any paper or any further act on the part of any of the parties hereto, anything to the contrary contained herein notwithstanding.

12. INDEMNITY

12.1 Indemnity by Holders

The Holders agree that they will indemnify the Agent rateably in accordance with the Rateable Benefit Percentage at the time such claim arises; provided that no Holder shall be liable to the Agent for all or any portion of such claims resulting from the Agent’s gross negligence or intentional misconduct.

12.2 Survival

The obligations of the Holders under this Section 12 shall survive the payment in full of the Obligations, the resignation or removal of the Agent, and the termination of this Agreement.

13. AGENT’S FUNDS NOT AT RISK

For purposes of clarity, no provision of this Agreement or the Subscription Documents, and no request of any Holder or other Person, shall require the Agent to expend or risk any of the Agent’s own funds, or to take any legal or other action under this Agreement or the Subscription Documents which might in its reasonable judgment involve any expense or any financial or other liability, unless the Agent shall be furnished with indemnification acceptable to it, acting reasonably, including the advance of funds sufficient in the judgment of the Agent to satisfy such liability, costs and expenses. For the avoidance of doubt, any and all costs and expenses incurred by the Agent in connection with this Agreement and the Subscription Documents shall be reimbursed by the Holders severally and jointly.

14. INDEPENDENT CREDIT DECISIONS

Each Holder acknowledges that it has, independently and without reliance upon the Agent or any other Holder, and based upon such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Subscription Documents. Each Holder also acknowledges that it will, independently and without reliance upon either the Agent or any other Holder, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action hereunder or under the Subscription Documents.

15. DETERMINATION OF Holders and obligations

In determining the identity of Holders and Obligations outstanding thereto, the Agent may rely on the records of the Company, absent manifest error, and shall not be liable in any manner whatsoever to any Holder for any action taken in reliance of such records.

16. INTERLENDER PROVISIONS

16.1 Enforcement Action

Notwithstanding any provision or condition, express or implied, in the Subscription Documents or any other agreement, document or instrument, each Holder hereby irrevocably covenants to the Agent and each other that it will not exercise any Enforcement Rights it may have against the Company, or take or threaten to take any other enforcement action whatsoever with respect to the Company, except to the extent such Holder is acting or qualifies as the “Majority Holders” and is instructing the Agent.

16.2 Remedies

(a)	The Holders hereby irrevocably agree that the Agent shall be authorized, upon receipt by it of an Enforcement Notice and until such time as the Event of Default described therein is cured or waived, and at the direction of the Majority Holders, for the purpose of carrying out the terms of this Agreement and the Debentures, to exercise any and all Enforcement Rights, which such Enforcement Rights the Holders hereby assign to the Agent to exercise pursuant to the terms of this Agreement, and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes hereof and thereof.

(b)	Upon the receipt of an Enforcement Notice, the Agent shall immediately provide a copy of such Enforcement Notice to all Holders.

16.3 Application of Proceeds

(a)	The Holders, the Company and the Agent agree that: (i) if a Holder (a “Receiving Party”) receives a payment (such payment, a “Shared Payment”) following the delivery of a notice of a copy of an Enforcement Notice, until such time as the Agent confirms in writing to all Holders that the Event of Default described in the Enforcement Notice has been cured or waived by the Majority Holders, such Shared Payment shall be paid over to the Agent to be distributed as provided below; and (ii) if the Agent for any reason receives a Shared Payment or if the Agent otherwise receives any moneys in respect of the Obligations as a result of the exercise of Enforcement Rights or an insolvency proceeding or otherwise, the Agent shall treat such moneys as a Shared Payment to be distributed as provided below. Such obligation to pay over the Shared Payment shall apply regardless of whether the Shared Payment is paid directly by the Company as a payment in respect of any of the Obligations, obtained by means of a set-off, received as insurance or expropriation proceeds pursuant to any of the Subscription Documents, or paid as a distribution in any insolvency proceeding, but shall not apply to amounts received by operation of clauses First through Fifth of this Section 16.3 set out below. Shared Payments shall be applied by the Agent as follows:

First:	to the payment of (i) all costs and expenses (including legal or other professional fees, currency conversion expenses and tax liabilities) incurred by the Agent in connection with the execution of its duties hereunder, including all such costs and expenses incurred in connection with the sale, collection or any Enforcement Rights taken in respect of any Subscription Document or in repayment of all monies borrowed by the Agent to pay such costs and expenses;

Second:	to the Holders pro rata calculated using their respective Rateable Benefit Percentage constituting accrued and unpaid expenses owed to the Holders under the Subscription Documents;

Third:	to the Holders pro rata calculated using their respective Rateable Benefit Percentage (other than the Obligations described in clause “Second”) owed to the Holders under the Subscription Documents;

Fourth:	to the payment of other obligations of the Company to any of the Holders which are not paid in accordance with the preceding subparagraphs, rateably in accordance with the respective amounts of such other obligations; and

Fifth	after indefeasible payment in full of all Obligations, to the Company or upon the order of the Company, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such amounts.

(b)	For any distribution of monies pursuant to this Section 16.3 made to a Holder and denominated in a currency other than the currency in which such distribution is denominated, the Agent shall exchange the relevant portion of such distribution into the equivalent amount of the applicable currency based on exchange rates on the date of distribution.

16.4 Insurance and Expropriation Proceeds

If, at any time after an Event of Default has occurred and is continuing, the Agent receives or, at the time such Event of Default occurs, the Agent is otherwise holding, any insurance or expropriation proceeds pursuant to any of the Subscription Documents, the Agent shall hold all such amounts and distribute the same in accordance with Section 16.3 hereof.

17. COMPANY’S Acknowledgement and covenant

The Company hereby acknowledges and agrees to the terms and conditions of this Agreement including, without limitation, the appointment of the Agent and the interlender provisions set out in Section 17.

The Company hereby covenants that it will not issue any Debentures to any Person unless such Person executes and delivers a Joinder Agreement.

18. MISCELLANEOUS

18.1 Notices

Each notice and other communication provided for herein shall be in writing. A notice may be given by delivery to an individual or by email or by other means of electronic communication capable of producing a printed copy and will be validly given if delivered on a Business Day to an individual at the following address, or, if transmitted on a Business Day by email or other electronic communication addressed to the following party:

(a)	If to the Agent:

[●]
[●]
[●]

Attention: [●]
Email: [●]

(b)	If to the Holders:

As set out next to each Holder’s name in Schedule A attached to this Agreement.

(c)	If to the Company:

Quantum Biopharma Ltd.
55 University Avenue, Suite 1003
Toronto, Ontario, M5J 2H7

Attention: Zeeshan Saeed
Email: zsaeed@quantumbiopharma.com

or to any other address, fax number or individual that the party designates. Any notice:

(a)	if validly delivered, will be deemed to have been given when delivered;

(b)	if validly transmitted by fax (or other electronic transmission) before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and

(c)	if validly transmitted by fax (or other electronic transmission) after 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on the Business Day after the date of the transmission.

18.2 Amendments

Neither this Agreement nor any of the Subscription Documents may be amended or waived except by a writing signed by the Majority Holders, the Agent and the Company.

18.3 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Agent and the Holders and their respective successors and assigns. If any Holder shall transfer the Obligations owing to it, it shall promptly so notify the Agent in writing. No Holder which transfers any Obligations owing to it shall transfer its benefits under the Subscription Documents without obtaining from the transferee and delivering to the Agent and the Holders, a Joinder Agreement and an executed acknowledgement of the transferee agreeing to be bound by the terms hereof to the same extent as if it had been a Holder on the date hereof. Each transferee of any Obligations shall take such Obligations subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken or authorized hereunder by each previous holder of such Obligations prior to the receipt by the Agent of written notice of such transfer; and, except as expressly otherwise provided in such notice, the Agent shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all rights and powers as a Holder under this Agreement (and the Agent may conclusively assume that no Obligations have been subject to any transfer other than transfers of which the Agent has received such a notice). Upon the written request of any Holder, the Agent will provide such Holder with copies of any written notices of transfer received pursuant hereto.

18.4 Continuing Effectiveness

This Agreement shall continue to be effective among the Agent and the Holders even though a case or proceeding under any bankruptcy or insolvency law or any proceeding in the nature of a receivership, whether or not under any insolvency law, shall be instituted with respect to the Company or any portion of the property or assets of the Company, or by the Agent with regard to such proceeding shall be determined by the Majority Holders as provided for herein; provided, however, that nothing herein shall be interpreted to preclude any Holder from filing a proof of claim with respect to its Obligations or from casting its vote, or abstaining from voting, for or against confirmation of a plan of reorganization in a case of bankruptcy, insolvency or similar law in its sole discretion.

18.5 Further Assurances

The Company agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as any Holder or the Agent may reasonably request to carry into effect the terms, provisions and purposes of this Agreement or to better assure and confirm unto the Agent or any of the Holders its respective rights, powers and remedies hereunder.

18.6 Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. An emailed copy (or other electronic communication in PDF format) of the signature of any party on any counterpart shall be effective as the signature of the party executing such counterpart for purposes of effectiveness of this Agreement.

18.7 Effectiveness

This Agreement shall become effective immediately upon execution hereof by the Agent and the Holders, and upon execution and delivery by the Company of the Subscription Documents to which each is a party, and shall continue in full force and effect until the date on which the Obligations are paid in full.

18.8 Governing Law

All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law thereof.

18.9 Headings

Headings of sections of this Agreement have been included herein for convenience only and should not be considered in interpreting this Agreement.

18.10 No Implied Beneficiaries

Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person other than the Holders and the Agent any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation herein contained.

18.11 Severability

If any provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case in any jurisdiction, or because it conflicts with any other provision or provisions hereof or with any constitution or statute or rule of public policy, or for any other reason, such circumstance shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon the determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to their original intention as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

18.12 Obligations Several

The obligations and representations and warranties of each of the Holders and the Agent herein are several. Nothing herein contained shall be construed as creating among the Holders a partnership, joint venture or other joint association.

18.13 Representations of Parties

Each of the parties hereto, severally and not jointly, represents and warrants to the other parties hereto that such party has all requisite power and capacity to execute, deliver and perform this Agreement and that the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such party and that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by:

(a)	bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of Holders’ rights generally; and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

18.14 Third Party Interests

Each party to this Agreement hereby represents to the Agent that any account to be opened by, or interest to held by the Agent in connection with this Agreement, for or to the credit of such party, either:

(a)	is not intended to be used by or on behalf of any third party; or

(b)	is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Agent’s prescribed form as to the particulars of such third party.

18.15 Agent Not Bound to Act

The Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, provided that it shall give written notice of such determination to each Holder. Further, should the Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days’ written notice to the other parties to this Agreement, provided:

(a)	that the Agent’s written notice shall describe the circumstances of such non-compliance; and

(b)	that if such circumstances are rectified to the Agent’s satisfaction within such 10-day period, then such resignation shall not be effective.

18.16 No Contra Preferentum

The Parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and the Parties agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting Party will not be applicable in the interpretation of this Agreement.  For certainty, the language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the Parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

AGENT

[●]

Per:	/s/
Name:	[●]
Title:	[●]

Acknowledged, Agreed and Consented to by:

COMPANY

QUANTUM BIOPHARMA LTD.

Per:
Zeeshan Saeed
Chief Executive Officer

SCHEDULE A

LIST OF HOLDERS

Full name and residential address of Subscriber

[●]

[●]

[●]

[●]

[●]

[●]

[●]

[●]

The signature page for each of the Holders is attached hereto as Exhibit I to Schedule A.

EXHIBIT I

TO SCHEDULE A OF AGENCY AND INTERLENDER AGREEMENT

HOLDER SIGNATURE PAGES

Principal Amount of Debentures: $

[If Holder is a corporation, complete the following]

Print Name of Holder:

Signature of Authorized Signatory:

Print Name of Authorized Signatory:

Print Title of Authorized Signatory:

[If Holder is an individual, complete the following]

SIGNED in the presence of:	)
)
)
Signature	)
)
)
Print Name	)
)
	)	Signature of Holder
Address	)
	)	Print Name of Holder:
)
Occupation	)